EXHIBIT 23.2

To Whom It May Concern:

We hereby consent to the use in the Registration Statement of APT Systems, Inc. on Form S-1 of our Report of Independent Registered Public Accounting Firm, dated June 5, 2015 on the balance sheet of APT Systems, Inc. as of January 31, 2015 and the related statements of operations, changes in stockholders’ deficit and cash flows for the year then ended which appear in such Registration Statement.

Very truly yours,

/s/ Cutler & Co, LLC

Cutler & Co. LLC

Wheat Ridge, Colorado

May __, 2016

________________________________________________________________________________________________________________

9605 West 49th Ave. Suite 200 Wheat Ridge, Colorado 80033 ~ Phone 303-968-3281 ~ Fax 303-456-7488 ~ www.cutlercpas.com